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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors and Shareholders of Olin Corporation:

         We consent to incorporation by reference in the Registration Statement on Form S-8 of Olin Corporation, relating to the Monarch Brass & Copper Corp. Deferral Plan, of our report dated January 25, 2001, relating to the consolidated balance sheets of Olin Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Olin Corporation.

/s/ KPMG LLP

Stamford, CT

October 25, 2001